Exhibit 15.1

Unit 1304, 13/F., Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong 香港紅磡德豐街22號海濱廣場二期13樓1304室 Tel : (852) 2126 2388 Fax: (852) 2122 9078

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-1 dated May 29, 2019 of China Ceramics Co., Ltd., and its subsidiaries (collectively, the “Company”) of our report dated April 30, 2019, relating to the consolidated financial statements of the Company, which appears in the Annual Report on Form 20-F for the year ended December 31, 2018 of the Company.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

(successor to Centurion ZD CPA Limited)

Hong Kong, China

May 29, 2019